Exhibit 99.2

OmnicomGroup

2003 FULL YEAR RESULTS Investor Presentation

February 17, 2004

The following materials have been prepared for use in the February 17, 2004 conference call on Omnicom’s results of operations for the year ended December 31, 2003. The call will be archived on the Internet at http://www.omnicomgroup.com/financialwebcasts.

Forward-Looking Statements
Certain of the statements in this document constitute forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, our future financial condition and results of operations, changes in general economic conditions, competitive factors, changes in client communication requirements, the hiring and retention of human resources and our international operations, which are subject to the risks of currency fluctuations and exchange controls. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially.

Other Information
All dollar amounts are in millions except for EPS. The following financial information contained in this document has not been audited, although some of it has been derived from Omnicom’s historical financial statements, including its audited financial statements. In addition, industry, operational and other non-financial data contained in this document has been derived from sources we believe to be reliable, but we have not independently verified such information, and we do not, nor does any other person, assume responsibility for the accuracy or completeness of that information.

The inclusion of information in this presentation does not mean that such information is material or that disclosure of such information is required.

OmnicomGroup	1

2003 vs. 2002 P&L Summary

	Fourth Quarter			Full Year
	2003	2002	% Change	2003	2002	% Change

Revenue	$2,506.0	$2,118.8	18.3%	$8,621.4	$7,536.3	14.4%

Operating Income	370.3	333.4	11.1%	1,164.7	1,104.1	5.5%
% Margin	14.8%	15.7%		13.5%	14.7%

Net Interest Expense	10.1	7.7		42.8	30.5

Profit Before Tax	360.2	325.7	10.6%	1,121.9	1,073.6	4.5%
% Margin	14.3%	15.4%		13.0%	14.2%

Taxes	119.7	104.1		380.9	375.6
% Tax Rate	33.2%	32.0%		34.0%	35.0%

Profit After Tax	240.5	221.6	8.5%	741.0	698.0	6.2%

Equity in Affiliates/ Min. Interest	(19.2)	(20.1)		(65.1)	(54.5)

Net Income	$ 221.3	$ 201.5	9.8%	$ 675.9	$ 643.5	5.0%

OmnicomGroup	2

2003 vs. 2002 Earnings Per Share

	Fourth Quarter		Full Year
	2003	2002	2003	2002
Earnings per Share:
Basic	$1.18	$1.08	$3.61	$3.46
Diluted	1.17	1.08	3.59	3.44

Weighted Average Shares (millions):
Basic	187.8	186.1	187.3	186.1
Diluted	190.0	186.9	188.7	187.6

Dividend Declared Per Share	$0.20	$0.20	$0.80	$0.80

OmnicomGroup	3

2003 Total Revenue Growth

	Fourth Quarter		Full Year
	$	%	$	%
Prior Period Revenue	$2,118.8		$7,536.3
Foreign Exchange (FX) Impact(a)	151.9	7.2%	465.6	6.2%
Acquisition Revenue(b)	75.0	3.5%	271.7	3.6%
Organic Revenue(c)	160.3	7.6%	347.8	4.6%

Current Period Revenue	$2,506.0	18.3%	$8,621.4	14.4%

(a)	To calculate the FX impact, we first convert the current period’s local currency revenue using the average exchange rates from the equivalent prior period to arrive at constant currency revenue. The FX impact equals the difference between the current period revenue in U.S. dollars and the current period revenue in constant currency.
(b)	Acquisition revenue is the aggregate of the applicable prior period revenue of the acquired businesses. Netted against this number is the revenue of any business included in the prior period reported revenue that was disposed of subsequent to the prior period.
(c)	Organic revenue is calculated by subtracting both the acquisition revenue and the FX impact from total revenue growth.

OmnicomGroup	4

2003 Revenue By Discipline

	Revenue By Discipline
	$ Mix	Growth
Advertising	1,091.3	17.7%
CRM	876.3	23.2%
PR	248.6	9.5%
Specialty	289.8	14.4%

	Revenue By Discipline
	$ Mix	Growth
Advertising	3,739.7	14.1%
CRM	2,918.6	20.5%
PR	955.1	3.7%
Specialty	1,008.0	9.9%

Note:	“Growth” is the year-over-year growth from the prior period.

OmnicomGroup	5

2003 Revenue By Geography

	Domestic vs. International
	$ Mix	$ Growth
United States	$1,327.9	$174.5
Organic		118.8
Acquisition		55.6
International	$1,178.1	$212.8
Organic		41.5
Acquisition		19.4
FX		151.9

	Primary Markets
	$ Mix	Growth
United States	$1,327.9	15.1%
Euro Markets	544.2	25.5%
United Kingdom	274.8	20.1%
Other	359.1	18.6%

	Domestic vs. International
	$ Mix	$ Growth
United States	$4,720.9	$436.2
Organic		261.5
Acquisition		174.7
International	$3,900.5	$648.9
Organic		86.3
Acquisition		97.0
FX		465.6

	Primary Markets
	$ Mix	Growth
United States	$4,720.9	10.2%
Euro Markets	1,789.9	22.6%
United Kingdom	941.9	15.9%
Other	1,168.7	19.4%

OmnicomGroup	6

Current Credit Picture

	December 31,
	2003		2002

Operating Income (EBIT) (a)	$1,165		$1,100
Net Interest Expense (a)	$ 42.8		$ 37.8
EBIT / Net Interest	27.2	x	29.1	x
Total Debt / EBIT	0.9	x	2.4	x

Debt:
Bank Loans (Due Less Than 1 Year)	$ 42		$ 50
$835 Million Revolver Due 11/14/05	—		—
CP issued under 364 Day Facility (b)	—		—
5.20% Euro Notes Due 6/24/05 (c)	192		160
$850 Million Convertible Notes Due 2/7/31	847		850
$900 Million Convertible Notes Due 7/31/32	892		900
$600 Million Convertible Notes Due 6/15/33	600		—
Loan Notes and Sundry (various through 2012)	18		71

Total Debt	$2,591		$2,031

Cash and Short Term Investments	1,547		696

Net Debt	$1,044		$1,335

(a)	“Operating Income (EBIT)” and “Net Interest Expense” calculations shown are for the years ended as specified. Although our bank agreements reference EBITDA, we have used EBIT for this presentation because EBITDA is a non-GAAP measure.
(b)	The underlying $1.2 billion 364 Day Credit facility expires 11/12/04 plus one-year term out at Omnicom’s option.
(c)	The change in the outstanding balance is the result of changes in the Euro to U.S. dollar currency exchange rate. The Euro balance outstanding as of December 31, 2003 and 2002 was €152.4.

OmnicomGroup	7

Current Liquidity Picture

Omnicom believes it has ample liquidity to meet all foreseeable business and capital requirements.

		As of December 31, 2003
	Total Amount of Facility	Outstanding	Available
Committed Facilities
364 Day Revolving Credit Facility(a)	$1,200	$ —	$1,200
3 Year Revolving Credit Facility	835	—	835
Other Committed Credit Facilities	42	42	—

Total Committed Facilities	2,077	42	2,035
Uncommitted Facilities(b)	391	—	—	(b)

Total Credit Facilities	$2,468	$ 42	$2,035

	Cash & Short Term Investments		1,547

	Total Liquidity Available		$3,582

(a)	The underlying $1.2 billion 364 Day Credit facility expires 11/12/04 plus one-year term out at Omnicom’s option.
(b)	Uncommitted facilities in the U.S., U.K. and Canada. These amounts are excluded for purposes of this analysis.

OmnicomGroup	8

Traditional Return on Equity(a)

Note:	Prior year amounts not adjusted here to reflect acquisitions accounted for as poolings of interest. 1994 excludes a $28.0 million after-tax charge for the cumulative effect of an accounting change related to post-employment benefits. In addition, 2000 excludes a $63.8 million non-recurring after-tax gain from the sale of Razorfish shares. As a result of these exclusions, this presentation is a non-GAAP financial measure. We believe that by excluding these items noted above, this schedule presents the calculation of traditional return on equity using amounts that are more comparable year to year and thus more meaningful for purposes of this analysis. If the accounting change were included, the 1994 “Traditional Return on Equity” would have been 19.9%. If the Razorfish gain were included, the 2000 “Traditional Return on Equity” would have been 32.1%. If both the accounting change and Razorfish gain were included the 10 year average would have been 29.2%.
(a)	“Traditional Return on Equity” is Net Income for the given period divided by the shareholders’ equity at the end of the prior period.

OmnicomGroup	9

Acquisitions Summary

Acquisition Related Expenditures

Full Year 2003
New Subsidiary Acquisitions (a)	$ 90
Affiliates to Subsidiaries (b)	7
Affiliates (c)	3
Existing Subsidiaries (d)	137
Earn-outs (e)	236

Total Acquisition Expenditures	$473

Note:	See appendix for subsidiary acquisition profiles.
(a)	Includes acquisitions of a majority interest in new agencies resulting in their consolidation. Does not include the redemption of preferred stock in connection with the acquisition of AGENCY.COM which closed in June 2003.
(b)	Includes acquisitions of additional equity interests in existing affiliate agencies resulting in their majority ownership and consolidation.
(c)	Includes acquisitions of less than a majority interest in agencies in which Omnicom did not have a prior equity interest and the acquisition of additional interests in existing affiliated agencies that did not result in majority ownership.
(d)	Includes the acquisition of additional equity interests in already consolidated subsidiary agencies.
(e)	Includes additional consideration paid for acquisitions completed in prior periods.

OmnicomGroup	Acquisitions	11

Potential Earn-out Obligations

The following is an estimate of future earn-out related obligations as of December 31, 2003, assuming that the underlying acquired agencies continue to perform at their current levels:(a)

2004	2005	2006	2007	Thereafter	Total
$175	$152	$54	$37	$44	$462

(a)	The ultimate payments will vary as they are dependent on future events and changes in FX rates.

OmnicomGroup	Acquisitions	12

Potential Put Obligations

In conjunction with certain transactions Omnicom has agreed to acquire (at the sellers’ option) additional equity interests. The following is an estimate of these potential future “put” obligations (as of December 31, 2003), assuming these underlying acquired agencies continue to perform at their current levels:(a)

	Currently Exercisable	Not Currently Exercisable	Total

Subsidiary Agencies	$154	$105	$259
Affiliated Agencies	24	11	35

Total	$178	$116	$294

(a)	The ultimate payments will vary as they are dependent on future events and changes in FX rates.

OmnicomGroup	Acquisitions	13

Acquisitions Quarter-to-Date

The following pages are summaries of acquisitions completed during the quarter ended December 31, 2003

OmnicomGroup	Acquisitions	14

Etcetera Groep

Etcetera Groep, and its two wholly owned subsidiaries, Van Walbeek and Van Wanten, merged with DDB&Co. to form a full-service agency providing advertising, direct marketing and promotion services to retail oriented clients.

The new agency will be called Etcetera Groep and will be headquartered in Amsterdam, Netherlands.

OmnicomGroup	Acquisitions	15

Fischer Health

Fischer Health is a strategic communications firm specializing in the healthcare industry. The fundamental services provided are grounded in public relations, with an emphasis on: Strategic Planning; Media Relations; Crisis Communications and Issues Management; Corporate Communications; Financial Communications; and New Product Launches. The Company concentrates its efforts on clients within the following segments: Medical Devices and Diagnostics; Health Information Technology and Health Services; and Health Sciences.

Fischer Health is headquartered in Los Angeles.

OmnicomGroup	Acquisitions	16

Hall & Partners Group

Hall & Partners is a brand and communication research agency. The Company works with its clients at all stages of the brand development process and provides services for new product development; brand strategy development; communications strategy development; creative development; advertising evaluation; and brand and communications tracking.

Hall & Partners is headquartered in London, with offices in New York, Los Angeles, Chicago and Paris.

OmnicomGroup	Acquisitions	17

HARRISON & SHRIFTMAN

Harrison & Shriftman is a special events, marketing and publicity company that specializes in the fashion, lifestyle, film, publishing and entertainment industries. The Company’s services are centered primarily around production and promotion events. The Company also provides public relations and direct marketing to optimize the impact of the events. The events mostly are focused around product launches, movie premieres, charity benefits, fashion shows and book publishing.

Harrison & Shriftman is headquartered in New York City and is a member of the Radiate Group.

OmnicomGroup	Acquisitions	18

Mercury Public Affairs

Mercury provides strategic consulting services for corporate and political clients. Mercury offers a full range of public affairs services including: strategic management; public opinion research; advertising; issues and crisis management; public relations; government relations; and grassroots management.

Mercury is headquartered and operated in New York.

OmnicomGroup	Acquisitions	19